Exhibit 99.1
Lime Energy Co. Reports Third Quarter 2006 Results
Quarter Focused on Integration of Parke Industries, Acquisition of Kapadia and Build out of
Company Sales Organization
ELK GROVE VILLAGE, IL, November 13, 2006 / PR Newswire/ — Lime Energy Co. (OTCBB: LMEC), a leading developer, manufacturer and integrator of energy savings technologies today announced its results for the three-month and nine-month periods ended September 30, 2006. The Company reported an increase in revenue of 89.6% to $2,130,158 for the three months ended September 30, 2006 from $1,123,360 reported during year earlier period. The Company’s gross profit improved to $537,545 during the third quarter of 2006 from a loss of $74,580 during the third quarter of 2005, while the operating loss increased to $4,197,508 from a loss of $1,888,555. The net loss from continuing operations was $4,117,510, or $0.08 per share for the three months ended September 30, 2006 as compared to $1,966,007, or $0.69 per share for the three months ended September 20, 2005 and the net loss available to shareholders was $4,117,510, or $0.08 per share versus a net loss of $2,358,095 or $0.70 per share for the same periods respectively.
Included in the 2006 results was an impairment loss of $760,488, $1,806,671 of share based compensation related to the adoption of FAS 123(r) on January 1, 2006 and $236,450 of additional intangible amortization primarily related to the acquisition of Parke P.A.N.D.A. Corporation on June 30, 2006.
For the nine month period ended September 30, 2006 the Company reported revenue of $4,611,321, up from $2,924,162 reported in the year earlier period. The Company’s reported gross profit increased to $1,136,825 from $175,851 for the nine month periods ended September 30, 2006 and 2005, respectively. The reported operating loss was $7,581,399 for the first three quarters of 2006 as compared to $4,207,307 for the same period in 2005. The 2006 operating loss included a $760,488 impairment loss, $2,053,540 of share based compensation and a $441,291 increase in amortization of intangibles related to the acquisitions of Maximum Performance Group, Inc. in April 2005 and Parke P.A.N.D.A. Corporate in June 2006.
The loss from continuing operations was $10,712,508, or $1.83 per share for the nine month period ended September 30, 2006, versus $4,591,487 or $1.79 per share for the same period in 2005. The net loss available to shareholders was $35,081,658, or $1.83 per share as compared to $5,531,786, or $1.77 per share for the nine months ended September 30, 2006 and 2005, respectively. The 2006 results included $2.9 million in non-cash interest expense primarily related to the early retirement of all the Company’s convertible debt in June, and $23.3 million in non-cash deemed dividends associated with the adjustment in the conversion price of its Series E convertible preferred stock and certain related warrants.
“The growth in sales and gross profit and reduction in our operating loss, after adjusting for non-cash and one time charges, demonstrates that our efforts to restructure Lime Energy are beginning to pay off,” commented David Asplund, Lime Energy’s Chief Executive Officer. “We have been focusing on positioning the Company for a strong start in 2007. Among other things, we have invested in building our sales and marketing capabilities with the goal of having 20 trained salespeople on staff by the end of the year. We have also analyzed our products and markets and have begun to shift resources to the products and markets with the best prospects for the Company. In addition, we continue to review opportunities to expand the Company through strategic acquisitions, such as the acquisition of Kapadia Consulting, Inc. which we completed during the third quarter of this year. Kapadia, an energy engineering firm, will increase our technical expertise, helping to differentiate us from others in the market, and increase the value and breadth of our product offerings.”

“It is exciting to start to see things come together,” added Dan Parke, Lime Energy’s Chief Operating Officer. “We still have a lot of hard work ahead of us, but we definitely feel like we are headed in the right direction. The opportunities in our targeted markets continue to grow with the ever increasing cost of electricity. Our challenge is to position Lime Energy to become one of the nation’s leading providers of energy conservation services and technologies. It is a challenge but we are beginning to see results of our hard efforts and are very excited about the future and what it holds for our company.”
Significant events that occurred during the third quarter of 2006 included:
•	The change of our name from Electric City Corp. to Lime Energy Co. and the change of our ticker symbol from ELCY to LMEC; and
•	The acquisition of Kapadia Consulting, Inc. (now known as Kapadia Energy Services, Inc.), and energy engineering firm that specializes in energy management consulting and energy efficient lighting upgrades for commercial and industrial users.
A full analysis of the three-month and nine-month period results are available in the Company’s 10-Q, which is available on the Company’s website at www.lime-energy.com or on Edgar.
About Lime Energy Co.
Lime Energy Co. is a developer, manufacturer and integrator of energy savings technologies. Lime Energy is comprised of four integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Lime Energy is based in Elk Grove Village, Illinois and is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at http://www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations:
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.